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                                                                    EXHIBIT 23.5

                    Consent of Independent Public Accountants

We consent to the reference to our firm under the caption "Experts" and the incorporation by reference in this post effective amendment No. 1 on Form S-3 to the previously filed registration statement on Form S-4 of Pierce Leahy Corp. of our report dated February 21, 1997, with respect to the consolidated financial statements of HIMSCORP, Inc. and Subsidiaries as of December 31, 1995 and 1996 and for the period from February 1, 1995 (commencement of operations) to December 31, 1995 and for the year ended December 31, 1996 included in the Current Reports on Form 8-K dated October 30, 1997 and November 25, 1997 filed by Iron Mountain Incorporated, a Delaware corporation, with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Chicago, Illinois
January 28, 2000